Exhibit 99.1

Cadence Pharmaceuticals Announces Plan to Resubmit NDA for OFIRMEV™

— Cadence to Host Conference Call and Webcast on Monday, April 19, at 8:30 a.m. ET —

SAN DIEGO, CA – April 19, 2010 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX) announced today that, based on feedback received during a meeting with the U.S. Food and Drug Administration (FDA) on April 16, 2010, it plans to re-submit a New Drug Application (NDA) for its investigational product candidate, OFIRMEV™ (acetaminophen) injection, within the next 30 days.

The April 16 meeting was a Type A meeting held among the FDA, Cadence, and its third party manufacturer to discuss the deficiencies outlined in the Complete Response letter related to an inspection of the facility used to manufacture OFIRMEV.

“We believe that last week’s meeting with FDA was an important step forward to address the observations from the FDA’s inspection of our third party manufacturer’s facility and move toward potential approval of OFIRMEV,” stated Ted Schroeder, President and CEO. “Based upon our discussions with the agency, we believe that it is appropriate to promptly resubmit the NDA for OFIRMEV and intend do so within the next 30 days.”

At the meeting, the FDA did not request any additional information related to the NDA, including any new stability studies. The agency will determine the type of resubmission (Class 1 or Class 2) and resulting review timeline (two months or six months, respectively) after the NDA is resubmitted. Cadence will continue to work with its third party manufacturer to ensure that the observations from the FDA’s inspection of the manufacturing facility for OFIRMEV are resolved in a timely manner.

Conference Call and Webcast on April 19, 2010 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time)

Cadence management will host a conference call on April 19, 2010 at 5:30 a.m. Pacific Time (8:30 a.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investor Relations page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV™ (acetaminophen) Injection

OFIRMEV™ is Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen. Acetaminophen is the most widely used medication for the treatment of pain and fever in the United States and is available in more than 600 combination and single-ingredient prescription and over-the-counter products. Cadence acquired the exclusive rights to OFIRMEV in the United States and Canada in 2006 from Bristol-Myers Squibb, which markets the product as Perfalgan® in Europe and other parts of the world. IV acetaminophen is approved in approximately 80 countries, including major markets in Europe, where the product is the market leader among all injectable analgesics. Approximately 87 million units of IV acetaminophen were sold in Europe in 2009, representing an increase of approximately 6 percent over 2008.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on in-licensing, developing and commercializing proprietary product candidates principally for use in the hospital setting. For more information about Cadence, please visit www.cadencepharm.com.

Forward-Looking Statements

Statements included in this press release and the conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Forward-looking statements include statements regarding: Cadence’s plans to re-submit an NDA for OFIRMEV within the next 30 days; the sufficiency of the third party manufacturer’s corrective actions; and the potential for approval of the NDA for OFIRMEV. All such forward-looking statements are based on Cadence’s current beliefs and expectations, and should not be regarded as a representation by Cadence that any of its plans will be achieved. Actual results may differ materially from those set forth in this press release and the conference call due to the risks and uncertainties inherent in the company’s business, including, without limitation: the potential for the FDA to require additional data or information as part of its review of the planned resubmission of the NDA for OFIRMEV, including requirements for additional stability batches or other manufacturing data, which may require significant time and expense to produce; Cadence’s reliance on its third party manufacturer to respond to the FDA’s concerns and address any manufacturing facility deficiencies; the risk that further FDA scrutiny of the manufacturing site may raise additional issues that must be resolved prior to obtaining approval of the NDA, causing further delay and expense; the risk that the company may not receive regulatory approval for OFIRMEV on a timely basis or at all; Cadence’s dependence on the success of OFIRMEV as its only product candidate; the potential for Cadence to require substantial additional funding in order to obtain regulatory approval for and commercialize OFIRMEV, and the risk that the company may not be able to raise sufficient capital when needed, or at all; the risk that delays in approval of the NDA for OFIRMEV and its commercial launch will enable competitors to further entrench their existing products or develop and bring new products to market before OFRIMEV; and other risks detailed in Cadence’s prior press releases as well as in Cadence’s periodic public filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Cadence™ and OFIRMEV™ are trademarks of Cadence Pharmaceuticals, Inc. Perfalgan® is a registered trademark of Bristol-Myers Squibb Company.

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Contact:	William R. LaRue	Aimee Corso
	SVP & Chief Financial Officer	Media & Investor Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone : 858-436-1400	Phone : 310-780-2661